Exhibit 99.2

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES, INC. ANNOUNCES $25 MILLION STOCK REPURCHASE PROGRAM

NEW ORLEANS, LA—(BUSINESS WIRE)—September 19, 2007—Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced that its board of directors has authorized a new $25 million stock repurchase program.
On June 27, 2007, the Company repurchased 7,698,000 shares of Class A common stock in private transactions in connection with the issuance of its senior convertible notes.
The Company has approximately 98.4 million common shares outstanding, of which approximately 94.8 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 223 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.